Exhibit 99.5
HYPERCOM CORPORATION
8888 E. Raintree Drive, Suite 300
Scottsdale, Arizona 85260
September 30, 2010
Dear Valued Supplier:
I am writing to update you on recent news about Hypercom.
Today, we issued a news release announcing that our Board of Directors has received and unanimously rejected an unsolicited proposal from VeriFone to acquire Hypercom. A copy of our news release is attached.
I want to assure you that this proposal will not distract us from our mission to deliver the products, solutions and services that have distinguished us as a global payment technology leader. You, as one of our valued suppliers, are a critical element in ensuring the ongoing production and delivery of these products and services. It is our intention that this relationship will continue to grow and prosper over time.
From time to time, we may update you with information that we believe to be important to our ongoing relationship. Please do not hesitate to reach out to your normal Hypercom contacts with any questions or concerns.
Thank you for your support and continued confidence in Hypercom.
Sincerely,

/s/ Philippe Tartavull
Philippe Tartavull
Chief Executive Officer and President